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                                                                   EXHIBIT 99.1



          DVI, INC. RECEIVES APPROVAL OF BIDDING PROCEDURES AND SALE OF
                             ACQUIRED ASSETS MOTION


JAMISON, PA - September 11, 2003 - DVI, Inc. (OTC:DVIXQ) yesterday received bankruptcy court approval to implement bidding procedures and sell its assets to the highest bidder at an auction, free of liens and claims against the assets, pursuant to sections 363 and 365 of the United States Bankruptcy Code.

"We are pleased that the Court approved our motion, as it brings us a step closer to the objective of our reorganization - selling our asset portfolio to maximize recovery to our creditors," said Mark E. Toney, CEO, DVI, Inc. Mark E. Toney is a Principal with AlixPartners, LLC.

The Company recently announced that it has obtained $20 million in debtor-in-possession financing from Ableco Finance LLC, of which $11 million is available on an interim order basis. DVI will utilize the DIP funds to help sustain ongoing operations while it works to sell its assets.

The case numbers for the Company's filings in the U.S. Bankruptcy Court for the District of Delaware are:

DVI, Inc. 03-12656
DVI Financial Services 03-12657
DVI Business Credit 03-12658

DVI is an independent specialty finance company for healthcare providers worldwide with $2.8 billion of managed assets. DVI extends loans and leases to finance the purchase of diagnostic imaging and other therapeutic medical equipment directly and through vendor programs throughout the world. DVI also offers lines of credit for working capital backed by healthcare receivables in the United States.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THIS PRESS RELEASE INCLUDES "FORWARD-LOOKING STATEMENTS" WHICH ARE BASED ON MANAGEMENT'S BELIEFS AS WELL AS ON A NUMBER OF ASSUMPTIONS CONCERNING FUTURE EVENTS MADE BY AND INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. READERS ARE CAUTIONED NOT TO PUT UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH ARE NOT A GUARANTEE OF PERFORMANCE. THE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES, MANY OF WHICH ARE OUTSIDE OF DVI'S CONTROL THAT MAY CAUSE ITS ACTUAL RESULTS OR OUTCOMES TO MATERIALLY DIFFER FROM SUCH STATEMENTS. THE RISKS AND UNCERTAINTIES INCLUDE BUT ARE NOT LIMITED TO THE RISKS ASSOCIATED WITH NEGOTIATING A COMPREHENSIVE RESTRUCTURING OF ITS DEBT, INCLUDING THE DEBT OF ITS SUBSIDIARIES NOT INCLUDED IN THE CHAPTER 11 PROCEEDING; DVI'S ABILITY TO DEVELOP, PROSECUTE, CONFIRM AND CONSUMMATE A PLAN OF REORGANIZATION WITH RESPECT TO THE CHAPTER 11 CASE; DVI'S ABILITY TO OBTAIN COURT APPROVAL WITH RESPECT TO MOTIONS IN THE CHAPTER 11 PROCEEDING IT PROSECUTES FROM TIME TO TIME; DVI'S ABILITY TO FUND ITS BUSINESS PLAN AND/OR TO RAISE ADDITIONAL FINANCING ON ACCEPTABLE TERMS AND CONDITIONS; ITS ABILITY TO RETAIN CUSTOMERS; CHANGES IN ECONOMIC AND POLITICAL CONDITIONS IN THE COUNTRIES IN WHICH IT OPERATES; CHANGES AFFECTING THE HEALTHCARE INDUSTRY; LITIGATION; CURRENCY FLUCTUATIONS; INACCURATE FORECASTS OF CUSTOMER OR MARKET DEMAND; CHANGES IN THE PRICING OF COMPETITIVE PRODUCTS AND SERVICES; HIGHLY COMPETITIVE MARKET CONDITIONS; CHANGES IN OR DEVELOPMENTS UNDER LAWS, REGULATIONS AND LICENSING REQUIREMENTS IN THE COUNTRIES IN WHICH DVI OPERATES; VOLATILITY OF ITS STOCK PRICE; AND OTHER RISKS AND UNCERTAINTIES DESCRIBED IN DVI'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION WHICH READERS ARE URGED TO READ CAREFULLY IN ASSESSING THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE. THESE STATEMENTS ARE MADE AS OF THE DATE OF THIS PRESS RELEASE, AND DVI UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE THEM, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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